UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2010
BELK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-26207	56-2058574

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 West Tyvola Road, Charlotte, North Carolina	28217-45000

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (704) 357-1000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 26, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Belk, Inc. (the “Company”) and the Board adopted the 2011-2013 Stretch Incentive Plan (the “SIP”), a performance-based long term incentive plan in which the named executive officers are eligible to participate. The SIP is intended to retain and reward senior Company leaders at the rank of Executive Vice President and above for performance over the period that begins on the first day of the third quarter of the Company’s fiscal 2011 and ends on the last day of fiscal 2013. The SIP has two performance goals: cumulative earnings before interest and taxes (“EBIT”) and cumulative sales over the performance period, weighted equally at 50% for each goal. The performance goals and eligibility are determined by the Committee. The target award level for the SIP is set at one times the executive’s fiscal 2011 total cash compensation (base salary and target 2011 annual incentive plan award). Executives can earn up to a maximum of 150% of the target award for achievement equal to or greater than 110% of the EBIT goal and 103% of the sales goal; however, no award will be earned for the EBIT portion of the award if the Company does not achieve 74% of target EBIT performance, and no award will be earned for the sales portion of the award if the Company does not achieve 95% of target sales performance. The Committee has the right to reduce (but not increase) the award in its sole discretion. The SIP award will be denominated in cash and settled in shares of class A common stock. One-half of any SIP award earned will be granted after the end of the performance period; the balance of the award earned will be granted after the end of the Company’s fiscal 2014. The actual number of shares granted will be determined based on the Company’s stock price on the date the shares are granted. The SIP is intended to satisfy the performance-based requirements for deductible compensation paid to “covered employees” under Section 162(m) of the Internal Revenue Code. Any SIP awards earned will be granted under the Belk Inc. 2010 Incentive Stock Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELK, INC.
Date: September 1, 2010	By:	/s/ Ralph A. Pitts
Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary